C-COR ELECTRONICS, INC.
                           PROFIT INCENTIVE PLAN (PIP)
                                FISCAL YEAR 1999


1.    Conceptual Basis of the Plan

The PIP plan is based on achieving and improving on the Company's pre-incentive, pre-tax earnings relative to the Annual Financial Plan endorsed by the Board of Directors at the beginning of each fiscal year. The plan initiates payments based on the achievement of 90% of the pre-incentive, pre-tax earnings reflected in the Annual Financial Plan. The basic payment formula is as follows:

Pre-PIP, Pre-tax earnings  X  PIP % (see Item 3. below) = Total PIP Payment Pool

PIP Payment Pool X Sub-pool Apportionment % (see Item 5. Below) = Sub-pool Payment Pool

Sub-pool Payment Pool X (base wages / total base wages paid to sub-pool members) = Payment


2.    Participant Eligibility

- Full-time, active employees of C-COR Electronics, Inc. and C-COR Electronics Canada are eligible.
- Employees of C-COR Europe, B.V. are not eligible.
- Employees of C-COR de Mexico, S.A. de C.V. are not eligible.
- Employees on Sales or Marketing Commission or Incentive Plans are not eligible.
- Employees who are provided a specifically identified, alternative incentive bonus program are not eligible.
- Temporary Agency Employees, Independent Contractors, Co-op and Intern (part-time) Employees are not eligible.

New Hires within the Fiscal Year and / or Terminated Employees -

An employee is eligible for a quarterly PIP payment only if they have worked the full fiscal quarter.

An employee is eligible to receive a year-end PIP payment if they worked at least one full fiscal quarter during the 12-month period and were on the payroll at the end of the fiscal year.

Note: The formula for calculating a PIP payment takes into account the pro-rationing of the payment amount to reflect the amount of time the individual was actively employed during the payment period.

Employees on Leave (Disability; Workers' Compensation; FMLA; Military Leave) -

An employee must be active and full-time in order to be eligible for a payment. The individual would be eligible for a payment on a pro-rata basis for the portion of FY 1999 in which they were an active, full-time employee.

3.    Calculation of Total PIP Payment Pool

Pre-incentive, pre-tax profits must be at least 90% of those reflected in the Company's Annual Financial Plan in order to generate a PIP payment pool. Achievement of the following percentages of pre-incentive, pre-tax profits relative to the Annual Financial Plan generates the following PIP payment pool percentages:

     Less than 90% of Plan 0% PIP payment pool 90% to < 100% of Plan 7.5% PIP payment pool 100% of Plan 10.0% PIP payment pool More than 100% of Plan (a)

(a) All earnings up to 100% of Plan would generate a PIP payment pool percentage of 10%. All incremental earnings, in excess of the 100% level, would generate a PIP payment pool percentage of 20%.

The PIP payment pool is calculated by taking the appropriate percentage from above and multiplying it times the actual pre-incentive, pre-tax income of the Company.


4.    Frequency and Timing of Payments

After the completion of each fiscal quarter, a PIP payment will be calculated based on the actual pre-incentive, pre-tax profitability of the fiscal quarter (assumes that the figure exceeds 90% of the pre-incentive, pre-tax profitability reflected in the quarterly Financial Plan). Each quarter is independent from the standpoint of the quarterly PIP payment calculation. The PIP payment pool percentage will be derived from the above table and will be based on the actual pre-incentive, pre-tax earnings for the quarter as a percentage of the Financial Plan pre-incentive, pre-tax earnings projected for the quarter. C-COR's rolling financial forecast will be consulted with respect to the projected pre-incentive, pre-tax earnings for the entire fiscal year. If the rolling forecast reflects a lower PIP payment pool percentage for the year relative to the actual results for the quarter, the lower percentage corresponding to the rolling forecast results will be used to calculate the PIP payment pool. If the rolling forecast reflects a higher PIP payment pool percentage for the year relative to the actual results for the quarter, the lower percentage dictated by the actual quarterly results will be used to calculate the PIP payment pool.

If sufficient pre-incentive, pre-tax earnings have been generated to warrant a quarterly PIP payment, each eligible employee will be paid one-half of the PIP payment calculated for them for the fiscal quarter. The payment will be made as soon as practically possible, immediately after the Company's Board of Directors reviews the quarterly financial results and agrees to the payment. The Board generally reviews the financial results at mid-month following the end of each fiscal quarter, except at fiscal year-end. Note that the Board of Directors has complete discretion in administering and interpreting the PIP Plan.

The remaining one-half payment from each of the first three fiscal quarters will be accrued (held back) through the end of the fiscal year. After the financial audit has been completed for the fiscal year and the Board of Directors has reviewed the annual financial results (mid-August), a payment (assuming the financial results support one) will be disbursed to all eligible employees as soon as practically possible. The payment will consist of the following:


   a. The remaining 1/2 payment "held back" from the first quarter of the fiscal year
   b. The remaining 1/2 payment "held back" from the second quarter of the fiscal year
   c. The remaining 1/2 payment "held back" from the third quarter of the fiscal year
   d. The fourth quarter payment as well as the amounts "held back" over the first three quarters.

Note that improvement or deterioration of financial results in subsequent quarters can either positively or negatively impact the year-end payment with respect to the amount(s) "held back" from earlier quarters.

5.    Apportionment of total PIP Payment Pool Between Sub-pools

The total PIP payment pool is allocated between two sub-pools for distribution as follows:


                                           PIP Pool Apportionment %
                                    -------------------------------------------
Officers                            2.0%  per Officer
Non-officers                        Total Pool less Officer apportionment above

6.    Apportionment of Sub-pool Amounts to Individuals

In general, the apportionment of the PIP sub-pool to the individuals within the sub-pool is based on the following: (base wages of employee paid during period / (total base wages paid to all employees in the sub-pool during period)). This percentage is multiplied by the sub-pool apportionment total. Note that non-exempt base wages exclude overtime. They do however include shift differential.

The apportionment of the Officer sub-pool is based on equal shares. An exception is made for the President and CEO, who receives the equivalent of a triple-share. As an example, assume that the Company has 10 officers, including the President and CEO. In essence, the PIP sub-pool would be divided into 12 equal shares with each officer receiving one share, except for the President and CEO, who would receive three shares. If an Officer is hired during the fiscal year, their total share payment amount is pro-rated based on the time actually employed as a percentage of the total time during the fiscal period. The equal share portion, not paid to the partial-year Officer, would be distributed to the Officers who were employed a full-year consistent with the share apportionment described above. The President and CEO will review each Officer's performance before awarding the shares.

Officer PIP payments are capped at 60% of their base salary. All other employees' PIP payments are capped at 40% of their base salary or if non-exempt, 40% of their hourly base pay rate X 2080 hours.